Exhibit 99.1
Investors:	David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033

Press:	Greg Eden, greg.eden@autodesk.com, 415-547-2135

Autodesk Announces Appointment of Stacy J. Smith to Board of Directors

SAN RAFAEL, CALIF., November 9, 2011 — Autodesk, Inc. (NASDAQ:ADSK), a leader in 3D design, engineering and entertainment software, announced that Stacy J. Smith, chief financial officer and senior vice president of Intel Corporation, has been appointed to the Autodesk board of directors. Smith’s term on the board begins immediately.

“We are pleased to add an executive of Stacy’s caliber to the Autodesk board,” said Carl Bass, president and chief executive officer of Autodesk. “His broad industry experience and financial expertise will serve the company and its shareholders well in the coming years.”

Smith joins the board as a replacement for Sean Maloney, who recently resigned from the Autodesk board of directors. Maloney was named chairman of Intel China earlier this year. “We thank Sean for his tenure on the Autodesk board and wish him well in his new role,” continued Bass.

Smith joined Intel in 1988 after completing his MBA at the University of Texas. He began his 23-year Intel career in the Intel finance team, and in 2001 became general manager and vice president of sales and marketing for Europe, Middle East and Africa. In 2004, Smith was appointed chief information officer, vice president finance and enterprise services, and has since served as assistant chief financial officer before being appointed as chief financial officer in 2007. In addition to Autodesk, Smith is also a member of Gevo board of directors. Gevo develops bio-based alternatives to petroleum products using a combination of synthetic biology and chemistry.

About Autodesk

Autodesk, Inc., is a leader in 3D design, engineering and entertainment software. Customers across the manufacturing, architecture, building, construction, and media and entertainment industries — including the last 16 Academy Award winners for Best Visual Effects — use Autodesk software to design, visualize and simulate their ideas. Since its introduction of AutoCAD software in 1982, Autodesk continues to develop the broadest portfolio of state-of-the-art software for global markets. For additional information about Autodesk, visit www.autodesk.com.

Autodesk and AutoCAD are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. Academy Award is a registered trademark of the Academy of Motion Picture Arts and Sciences. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2011 Autodesk, Inc. All rights reserved.